CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 5, 2001, relating to the financial statements and financial highlights which appears in the October 31, 2001 Annual Report to Shareholders of the Strong Heritage Money Fund and the Strong Investors Money Fund (two of the series constituting the Strong Heritage Reserve Series, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 21, 2002